UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  January 12, 2009

WITS BASIN PRECIOUS MINERALS INC.
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

1-12401	84-1236619
(Commission File Number)	(IRS Employer Identification No.)

80 South Eighth Street, Suite 900
Minneapolis, MN  55402
(Address of principal executive offices) (Zip Code)

(612) 349-5277
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 12, 2009 Wits Basin Precious Minerals Inc. (the “Company”) entered into an amended Subscription Agreement (the “Subscription Agreement”) with London Mining Plc (“London Mining”) modifying certain terms and conditions of London Mining’s subscription into China Gold Mining Resources (BVI) Limited, a company incorporated under the laws of the British Virgin Islands and currently a wholly owned subsidiary of the Company (“CGMR BVI”).

The Subscription Agreement supersedes in its entirety the terms of a subscription agreement entered into on November 17, 2008 by and between the Company and London Mining, which also set forth terms for London Mining’s proposed subscription into CGMR BVI, which is structured to be a joint venture entity formed to hold the equity interests of China Global Mining Resources Limited, a Hong Kong corporation (“CGMR HK”).  CGMR HK holds the rights to acquire the Nanjing Sudan Mining Co. Ltd. (“Sudan”) and Maanshan Xiaonanshan Mining Co. Ltd. (“XNS”), which are iron ore mining properties located in Jiangsu and Anhui Provinces of the People’s Republic of China (the “PRC”).  The parties entered into the Subscription Agreement to supplement the terms of the proposed transaction with additional terms relating to the timing of completion for certain conditions precedent included in the Subscription Agreement as well as incorporate terms relating to escrow procedure to facilitate the acquisition by CGMR HK of Sudan and XNS. The Company disclosed its entry into the original subscription agreement with London Mining in a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 21, 2008, which is incorporated herein by reference.

Under the Subscription Agreement, in consideration of a subscription amount of $39.25 million, London Mining will obtain a 50% equity interest in CGMR BVI. Additionally, London Mining will, at closing, provide a loan of US$5.75 million to the Company to permit the Company to satisfy certain of its outstanding obligations, including partial payment of its loan from China Gold, LLC. London Mining will hold preferential rights with respect to return of capital and distributions relating to CGMR BVI until such time as an aggregate of $45 million is returned or distributed to London Mining.  The terms of the preference rights and other governance terms will be established in a shareholders’ agreement to be entered into by the parties at the closing of the Subscription Agreement.

Pursuant to the terms of the Subscription Agreement, CGMR HK and the sellers of the XNS and Sudan, Lu Benzhao and Lu Tinglan (collectively, the “Sellers”), are required to enter into two escrow agreements which set forth the terms and conditions of the release of purchase price for the acquisitions of XNS and Sudan, respectively.  On January 12, 2009, CGMR HK and the Sellers entered into the first of these escrow agreements with China Construction Bank Maanshan Branch relating to the acquisition of XNS.  Under this escrow agreement, CGMR HK will be required to place into escrow an aggregate of approximately US$18.9 million, of which approximately US$7.3 million has initially been funded by CGMR HK.  The release of escrow funds will be subject to the satisfaction of a number of conditions precedent, including without limitation the satisfaction of the conditions precedent set forth in that certain Equity Transfer Agreement by and between the Company and XNS dated August 11, 2008 setting forth the terms of the acquisition of XNS.  A copy of the Equity Transfer Agreement has been filed with the Securities and Exchange Commission as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on August 22, 2008.  The parties anticipate entering into the second escrow agreement relating to the acquisition of Sudan in the near future.

To enable CGMR HK to meet its funding obligations under the escrow agreements, London Mining has agreed to loan CGMR BVI an aggregate of US$24.8 million pursuant to an escrow loan agreement dated January 12, 2009 (the “LM Escrow Loan Agreement”).  CGMR BVI contemporaneously entered into an escrow loan agreement on similar terms with CGMR HK (collectively with the LM Escrow Loan Agreement, the “Escrow Loan Agreements”).  Under the terms of the Subscription Agreement, the escrow loan provided by London Mining to CGMR BVI pursuant to the LM Escrow Loan Agreement will be deemed satisfied and convert into payment of London Mining’s subscription into CGMR BVI at the closing of the Subscription Agreement.   The Escrow Loan Agreements each bear interest at the rate equal to that the escrowed funds will earn on account with the respective escrow agents.

The closing of the Subscription Agreement is conditioned upon, and will occur contemporaneously with, the closing of the acquisitions of Sudan and XNS by CGMR HK, with a portion of the subscription amount being used toward the payment of purchase price for Sudan and XNS at closing.  CGMR BVI will assume certain obligations of CGMR HK and the Company, in an amount to be determined, relating to the acquisition of Sudan and XNS, including expenses for due diligence, debt underlying the initial acquisition of the rights to acquire Sudan and XNS, legal and investment banking expenses.  A portion of these obligations will be paid at closing.

The closing of the Subscription Agreement is further subject to the satisfaction of a number of other conditions precedent, including, without limitation, the completion and satisfaction of due diligence by London Mining, the receipt of business licenses and all necessary mining permits and licenses for Sudan and XNS and the receipt of necessary government approvals in the PRC for the acquisition of Sudan and XNS.  The closing of the Subscription Agreement is further conditioned upon the transfer by a subsidiary of the Company to CGMR HK of the rights to acquire from the Sellers the equity interest in certain undeveloped iron ore deposits held in Maanshan Zhao Yuan Mining Co. Ltd., located in the Anhui Province of the PRC.

Attached hereto as Exhibit 99.1 is a press release filed by the Company on January 14, 2009 with respect to the Subscription Agreement.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit                      Description

99.1           Press Release dated January 14, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WITS BASIN PRECIOUS MINERALS INC.

Date: January 15, 2009	By:	/s/ Stephen D. King
Stephen D. King
Chief Executive Officer